EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Circle Star Energy Corp. (the “Company”) of our report dated September 1, 2011, related to the balance sheets of JHE Holdings LLC as of December 31, 2010 and 2009 and the related statements of operations, cash flows and members’ equity for each of the years then ended, which report appears in the Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the United States Securities and Exchange Commission on September 1, 2011.

/s/ Hein & Associates LLP

Dallas, Texas
July 24, 2012